EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Quiksilver, Inc. on Form S-8 of our report dated December 17, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method for accounting for goodwill and intangible assets) appearing in the Annual Report on Form 10-K of Quiksilver, Inc. for the year ended October 31, 2002.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Costa Mesa, California
April 8, 2003